Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

                                                                                     Media Contact:        Jared B. Adams, 949-250-5070

                                                                                 Investor Contact:        David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS

STRONG SECOND QUARTER EARNINGS

•                  Strong Year-Over-Year Gross Profit Margin Improvement

•                  Critical Care and Vascular Product Lines Post Double-Digit Growth

•                  Special Items Contribute $2.6 Million to Net Income

IRVINE, Calif., July 24, 2006 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended June 30, 2006 of $36.1 million, or $0.58 per diluted share, compared to net income of $13.9 million, or $0.22 per diluted share, for the same period in 2005.  Non-GAAP net income, which excludes the special items detailed in the reconciliation table below and the impact of option expense under FAS 123(R), grew 13.9 percent to $36.8 million compared to $32.3 million for the same period last year.  Non-GAAP earnings per diluted share grew to $0.59 compared to $0.51 per share for the same period in the prior year.

Second quarter net sales increased 3.5 percent to $267.3 million, compared to $258.2 million in the same quarter last year.  Underlying sales growth was 6.0 percent, excluding the impact of $2.8 million in foreign exchange and $3.0 million of discontinued product lines.

“This quarter’s results showed strong operating performance and an increased contribution to sales growth from Critical Care and Vascular products,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “Additionally, during the quarter, we made good progress on all of our strategic growth initiatives, most notably in our percutaneous and Ascendra heart valve programs.”

Sales Results

For the second quarter, the company reported Heart Valve Therapy sales of $127.8 million, a 1.7 percent increase compared to the same quarter last year, with FX reducing sales by $1.6 million.  “Our underlying sales growth rate was lower than our historical 10 percent pace, due primarily to a comparison to a particularly strong second quarter in 2005,” said Mussallem.

Critical Care sales of $89.6 million grew 9.8 percent compared to last year’s quarter.  On a constant currency basis, second quarter sales grew 11.3 percent, with the new FloTrac minimally invasive monitoring system making a growing contribution.

Cardiac Surgery Systems sales for the quarter were $24.3 million, a decline from $26.2 million in the same quarter last year, largely due to the discontinuation of the company’s Japan perfusion product line in 2005.

Vascular sales grew 13.0 percent compared to the same period in 2005 to $19.1 million, led by sales of interventional products which were again sequentially higher.  “We are encouraged by the success of LifeStent and plan new product launches later this year, including a line of longer-length stents,” Mussallem said.

Sales of Other Distributed Products declined to $6.5 million in the quarter compared to $7.8 million in the year ago period.

Domestic and international sales for the second quarter grew to $122.6 million and $144.7 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin improved to 64.2 percent from 62.1 percent in the same period last year.  The increase was primarily due to a favorable FX impact and last year’s divestiture of the low margin perfusion product line in Japan.

Selling, general and administrative (SG&A) expenses were $97.0 million for the quarter, or 36.3 percent of sales, compared to $90.1 million in the year ago period.  SG&A grew due primarily to sales and marketing expenses in the U.S. and the impact of option expense.  Research and development expenses were $28.9 million for the quarter, or 10.8 percent of sales, compared to $24.2 million in the year ago period, primarily reflecting additional spending in new heart valve technologies.

During the quarter, the company recorded special items (detailed in the attached reconciliation table), which resulted from a gain and related tax benefit from the sale of a non-strategic product line, an impairment charge related to the revaluation of the remaining international perfusion product assets, and a litigation charge.  These special items resulted in a $2.6 million increase in net income.

Free cash flow generated during the quarter was $23.6 million, calculated as cash flow from operating activities of $39.6 million minus capital expenditures of $16.0 million.  Long-term debt at June 30 was $279.6 million, resulting in a debt-to-cap ratio of 27.9 percent.  Cash and cash equivalents were $167.1 million at the end of the quarter.

In the quarter, the company repurchased approximately 1.3 million shares of common stock for $56 million.

Six-Month Results

For the six months ended June 30, 2006, the company recorded net income of $82.0 million compared to a $45.1 million for the same period of 2005.  Excluding special items detailed in the reconciliation table below and the impact of option expensing under FAS 123(R), net income grew 14.7 percent to $71.6 million, or $1.14 per diluted share, compared to $62.4 million, or $0.99 per diluted share, for the same period last year.

Net sales for the first six months of 2006 totaled $524.0 million, an increase of 3.3 percent over the same period last year.  On an underlying basis, excluding the impact of foreign exchange and discontinued product lines, net sales grew 7.5 percent.  Domestic and international sales for the six months were $243.7 million and $280.3 million, respectively.

2006 Outlook

“Reinforced by our first half results, we continue to expect another year of strong performance in 2006 and remain confident in our ability to achieve our original financial goals of generating total sales between $1.02 to $1.06 billion, increasing our gross profit margin by 150 to 200 basis points, delivering non-GAAP net income growth of 12 to 15 percent excluding the impact of special items and option expensing, and generating free cash flow of $140 to $150 million,” said Mussallem.

“Based on current FX rates, we are narrowing our 2006 sales estimate to $1.04 to $1.06 billion.  We are raising our guidance for full year EPS to a range of $2.21 to $2.27, excluding special items and option expense, and $2.00 to $2.06 excluding only special items.  Additionally, we are projecting third quarter EPS of $0.45 to $0.47, which includes approximately $0.05 per share of option expense.”

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna, and Swan-Ganz.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EDT to discuss its second quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 207529. The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s ability to achieve 2006 financial goals for sales, gross margin, net income, earnings per share and free cash flow; the continued success of recently introduced products and the regulatory approval for additional products in the company’s heart valve therapy product line; the continued adoption and sales of FloTrac and LifeStent; the success of the RESILIENT clinical trial; the timing and progress of clinical studies relating to the company’s percutaneous and minimal access valve technologies and the market opportunity for these products; and the impact on the company’s results of stock option expensing, foreign exchange and special items. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward looking statements include the productivity of the R&D pipeline; the strength of the company’s core franchises and their ability to provide a strong platform for sustainable growth; the potential opportunity of the company’s percutaneous valve programs and the ability of the company to continue to lead in the development of this field; and more generally, the ability to obtain regulatory approvals for and market new products; the ability to generate and maintain sufficient cash resources to increase investments in the company’s business and repay debt; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; changing conditions in the economy in general and in the healthcare industry; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing FAS 123(R) “Share Based Compensation” for year-over-year comparison purposes.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Ascendra, Edwards, FloTrac, Magna and ThermaFix are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the United States Patent and Trademark Office.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2006	2005	2006	2005

Net sales	$267.3	$258.2	$524.0	$507.3
Cost of goods sold	95.7	97.9	188.8	194.1

Gross profit	171.6	160.3	335.2	313.2

Selling, general and administrative expenses	97.0	90.1	189.2	175.7
Research and development expenses	28.9	24.2	56.1	49.2
Special (gains) charges	(0.7)	27.6	(24.5)	25.6
Interest expense, net	0.6	3.3	1.5	6.1
Other expenses (income), net	0.3	(0.2)	1.0	(1.3)

Income before provision for income taxes	45.5	15.3	111.9	57.9

Provision for income taxes	9.4	1.4	29.9	12.8

Net income	$36.1	$13.9	$82.0	$45.1

Earnings per share:
Basic earnings per share	$0.61	$0.23	$1.39	$0.76
Diluted earnings per share	$0.58	$0.22	$1.30	$0.72

Weighted average common shares outstanding:
Basic	58.8	59.6	59.0	59.5
Diluted	64.2	62.4	64.4	65.1

Operating Statistics
As a percentage of net sales:
Gross profit	64.2%	62.1%	64.0%	61.7%
Selling, general and administrative expenses	36.3%	34.9%	36.1%	34.6%
Research and development expenses	10.8%	9.4%	10.7%	9.7%
Income before provision for income taxes	17.0%	5.9%	21.4%	11.4%
Net income	13.5%	5.4%	15.6%	8.9%

Effective tax rate	20.7%	9.2%	26.7%	22.1%

Reconciliation of Diluted Earnings per Share
Net income	$36.1	$13.9	$82.0	$45.1
Adjustment for interest expense included in net income	1.0	—	2.0	2.0
Adjusted net income	$37.1	$13.9	$84.0	$47.1

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	61.5	62.4	61.7	62.4
Weighted average common shares outstanding for the contingent convertible debt	2.7	—	2.7	2.7
Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	64.2	62.4	64.4	65.1

Diluted earnings per share including the contingent convertible debt	$0.58	$0.22	$1.30	$0.72

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets
Cash and cash equivalents	$167.1	$178.6
Accounts and other receivables, net	133.7	118.5
Inventories, net	139.0	131.5
Deferred income taxes	30.6	27.6
Prepaid expenses and other current assets	71.9	58.0

Total current assets	542.3	514.2

Property, plant and equipment, net	205.7	201.9
Goodwill	337.7	337.7
Other intangible assets, net	127.5	137.7
Investments in unconsolidated affiliates	16.0	10.7
Deferred income taxes	17.0	11.5
Other assets	13.0	15.4

Total assets	$1,259.2	$1,229.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$226.5	$194.2
Long-term debt	279.6	316.1
Other long-term liabilities	30.7	28.8

Stockholders’ equity
Common stock	66.3	65.6
Additional contributed capital	570.5	536.7
Retained earnings	385.4	303.4
Accumulated other comprehensive loss	(20.4)	(22.2)
Common stock in treasury, at cost	(279.4)	(193.5)
Total stockholders’ equity	722.4	690.0

Total liabilities and equity	$1,259.2	$1,229.1

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”) “Share Based Compensation” for year-over-year comparison purposes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special (Gains) Charges, net — The Company incurred certain special charges and gains in 2006 and 2005 related to the following:

1)  Gain on sale of product lines:  $7.7 million proceeds from the sale of the Japan Perfusion product line to Terumo in the first quarter of 2005, $5.7 million cash received in the first quarter of 2006 as the final earn-out payment in the prior year’s sale of the Japan Perfusion product line to Terumo; and $4.5 million gain from the sale of a non-strategic business in the second quarter of 2006;

2)  Impairment of assets:  $2.6 million impairment charge in the second quarter of 2006 related to the revaluation of the company’s remaining international perfusion product assets;

3)  Litigation reserves:  $1.2 million charge for litigation reserves in the second quarter 2006;

4)  Restructure 3F agreement:  $22.8 million charge for restructuring the 3F agreements in the second quarter of 2005;

5)  Gain on patent settlement:  $20.2 million gain from a patent settlement with Medtronic in January 2006;

6)  Investment impairments:  $4.8 million related to the impairment of certain investments in the second quarter of 2005;

7)  Realignment expenses:  $2.1 million charge (primarily severance expenses) in the first quarter of 2006 resulting from the planned closing of a manufacturing facility, and $5.7 million charge for a Japan organizational realignment in the first quarter of 2005.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Stock option expensing — Non-GAAP financial measures exclude the impact of implementing FAS 123(R) in 2006.  In Q2 2006, net stock option and employee stock purchase plan expense of $4.9 million was allocated as follows: $0.7 million to cost of goods sold, $3.2 million to SG&A expenses, $1.0 million to R&D expenses, with $1.6 million of tax benefit. During the first half of 2006, net stock option and employee stock purchase plan expense of $9.4 million was allocated as follows:  $1.4 million to cost of goods sold, $6.2 million to SG&A, $1.8 million to R&D expenses, with $2.8 million of tax benefit.

Results of Discontinued Product Lines — The Company has exited certain product lines during the periods presented.  As discontinued product lines do not have a continuing contribution to operations, management believes that excluding such items from the Company’s growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these product lines had on the growth of the Company, the sales results of these product lines have been detailed in the Reconciliation of Sales by Product Line and Region.

Foreign Exchange — Fluctuation in exchange rates impacts the comparative results and growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the Reconciliation of Sales by Product Line and Region.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2006	2005	2006	2005

GAAP net income	$36.1	$13.9	$82.0	$45.1

Reconciling items:

Special (gains) charges
Gain on sale of product lines	(4.5)	—	(10.2)	(7.7)
Impairment of assets	2.6	—	2.6	—
Litigation reserve	1.2	—	1.2	—
Restructure 3F Therapeutics agreements	—	22.8	—	22.8
Gain on patent settlement	—	—	(20.2)	—
Investment impairments	—	4.8	—	4.8
Realignment expenses	—	—	2.1	5.7
Subtotal special gains, net of charges	(0.7)	27.6	(24.5)	25.6

Stock option expensing under FAS 123(R)	4.9	—	9.4	—

Income tax expense (benefit)
Tax effect on non-GAAP adjustments (1)	1.8	(9.2)	11.2	(8.3)
Tax benefit from reversal of valuation allowance	(3.7)	—	(3.7)	—
Tax effect of stock option expensing under FAS 123(R)	(1.6)	—	(2.8)	—
Subtotal income taxes, net	(3.5)	(9.2)	4.7	(8.3)

Non-GAAP net income	$36.8	$32.3	$71.6	$62.4

Non-GAAP Earnings per share:
Basic non-GAAP earnings per share	$0.63	$0.54	$1.21	$1.05
Diluted non-GAAP earnings per share (2)	$0.59	$0.51	$1.14	$0.99

Weighted average shares outstanding:
Basic	58.8	59.6	59.0	59.5
Diluted	64.3	65.1	64.6	65.1

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)  Diluted non-GAAP earnings per share is calculated by adding back $1.0 million in interest expense for the quarter and $2.0 million for the six month period related to the convertible debt to net income then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

						2006 Adjusted		2005 Adjusted
Sales by Product Line (Qtr)	Q2 2006	Q2 2005	Change	GAAP Growth Rate		Discontinued Product Line Impact	Q2 2006 Underlying Sales	Discontinued Product Line Impact	FX Impact	Q2 2005 Underlying Sales	Underlying % Growth*
Heart Valve Therapy	$127.8	$125.7	$2.1	1.7%		$—	$127.8	$—	$(1.6)	$124.1	3.0%
Critical Care	89.6	81.6	8.0	9.8%		—	89.6	—	(1.1)	80.5	11.3%
Cardiac Surgery Systems	24.3	26.2	(1.9)	(7.3%	)	(1.7)	22.6	(4.4)	0.4	22.2	1.8%
Vascular	19.1	16.9	2.2	13.0%		—	19.1	—	(0.1)	16.8	13.8%
Other Distributed Products	6.5	7.8	(1.3)	(16.7%	)	—	6.5	(0.3)	(0.4)	7.1	(7.6%)
Total Sales	$267.3	$258.2	$9.1	3.5%		$(1.7)	$265.6	$(4.7)	$(2.8)	$250.7	6.0%

					2006 Adjusted		2005 Adjusted
Sales by Product Line (YTD)	YTD Q2 2006	YTD Q2 2005	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 2Q 2006 Underlying Sales	Discontinued Product Line Impact	FX Impact	YTD 2Q 2005 Underlying Sales	Underlying % Growth*
Heart Valve Therapy	$252.9	$242.4	$10.5	4.3%	$—	$252.9	$—	$(5.6)	$236.8	6.8%
Critical Care	170.7	161.5	9.2	5.7%	—	170.7	—	(4.3)	157.2	8.6%
Cardiac Surgery Systems	47.6	51.4	(3.8)	(7.4%)	(3.3)	44.3	(9.3)	0.2	42.3	4.8%
Vascular	37.3	33.2	4.1	12.3%	—	37.3	—	(0.7)	32.5	14.8%
Other Distributed Products	15.5	18.8	(3.3)	(17.6%)	—	15.5	(1.9)	(1.3)	15.6	0.1%
Total Sales	$524.0	$507.3	$16.7	3.3%	$(3.3)	$520.7	$(11.2)	$(11.7)	$484.4	7.5%

Sales by Region (Qtr)	Q2 2006	Q2 2005	Change	GAAP Growth Rate
United States	$122.6	$119.0	$3.6	3.0%

Europe	69.1	64.3	4.8	7.5%
Japan	42.9	46.9	(4.0)	(8.5%	)
Rest of World	32.7	28.0	4.7	16.8%
International	$144.7	$139.2	$5.5	4.0%
Total	$267.3	$258.2	$9.1	3.5%

Sales by Region (YTD)	YTD Q2 2006	YTD Q2 2005	Change	GAAP Growth Rate
United States	$243.7	$230.2	$13.5	5.9%

Europe	133.8	126.7	7.1	5.6%
Japan	84.6	95.8	(11.2)	(11.7%	)
Rest of World	61.9	54.6	7.3	13.4%
International	$280.3	$277.1	$3.2	1.2%
Total	$524.0	$507.3	$16.7	3.3%

* Numbers may not calculate due to rounding.